Exhibit 10.42

Name:

ENDOCARE, INC.
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
ENDOCARE, INC. 2004 STOCK INCENTIVE PLAN
     This Restricted Stock Unit Agreement (the “Agreement”) is made effective the ___ day of _________, 200__ between ENDOCARE, INC. (the “Company”), and _________ (the “Grantee”), a non-employee director of the Company, under the following terms and conditions. The Agreement is issued pursuant to the Non-Employee Director Restricted Stock Unit Program and the Endocare, Inc. 2004 Stock Incentive Plan (the “Plan”). Unless otherwise specifically defined in this Agreement, capitalized terms used herein have the meanings designated in the Plan.
I
GRANT OF RESTRICTED STOCK UNIT
     The Company has, as of _________ ___, 200__ (hereinafter referred to as the “Date of Grant”), granted to the Grantee Restricted Stock Units with respect to _________ shares of Common Stock in accordance with the Plan.
II
PERIOD OF RESTRICTION
     The Restricted Stock Units shall vest as follows: [insert vesting schedule]. In addition, upon a Change in Control or Corporate Transaction that occurs before the Grantee’s Continuous Service has ceased, the Restricted Stock Unites shall become fully vested. Upon the earliest of the following to occur upon or after all or a portion of an award of Restricted Stock Units vesting, one share of Common Stock shall be issuable for each Restricted Stock Unit that has vested (the “RSU Shares”): (a) the director’s cessation of service as a director for any reason; (b) a Change in Control or Corporate Transaction involving the Company occurs before the Grantee’s Continuous Service has ceased; or (c) the time elected by the director that is irrevocable as of the last day of the year preceding the Date of Grant or such later time as permitted pursuant to Section 409A of the Code and permitted by the Administrator (the “Payment Date”). Effective on the Payment Date, the Company will issue such RSU Shares to the Grantee. By delivering a written election to the Company prior to the Payment Date, the Grantee may elect to have the Company pay out up to fifty percent (50%) of the Restricted Stock Units in cash on the Payment Date (based on the Fair Market Value of the Common Stock on the Payment Date) to facilitate the Grantee’s payment of applicable taxes. If the Grantee makes such election, then the number of RSU Shares to be issued to the Grantee on the Payment Date shall be the net number of RSU Shares after taking into account the amount of such cash pay out. No fractional shares shall be issued. Any fractional portion of vested Restricted Stock Units shall be paid to the Grantee in cash, based on the Fair Market Value of the Common Stock on the applicable Payment Date.

III
TERMINATION OF CONTINUOUS SERVICE
     Unless otherwise determined by the Administrator in its sole discretion, in the event that the Grantee’s Continuous Service shall cease for any reason before all or any portion of the Restricted Stock Units have vested, the Grantee shall immediately forfeit to the Company the unvested Restricted Stock Units, and no shares of Common Stock shall be issued nor shall any cash be paid with respect to such Restricted Stock Units.
IV
THE PLAN
     The grant of Restricted Stock Units pursuant to this Agreement is subject to the terms and conditions set forth herein as well as the provisions of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall control.
V
NO ASSIGNMENT
     Except as specifically provided in the Plan, Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, exchanged, encumbered or otherwise alienated or hypothecated until the Restricted Stock Units have vested and the underlying shares of Common Stock have been issued. In the event of any violation of this provision, the Restricted Stock Units will be automatically forfeited to the Company and neither the Grantee nor any other person shall be entitled to receive any shares of Common Stock or cash in respect of Restricted Stock Units.
VI
VOTING RIGHTS
     There are no voting rights with respect to any Restricted Stock Units or the Common Stock issuable in respect of the Restricted Stock Units prior to the vesting of such Restricted Stock Units and the issuance of Common Stock in respect thereof, if applicable. Subsequent to the vesting of Restricted Stock Units and the issuance of shares of Common Stock in respect thereof, if any, the Grantee may exercise voting rights with respect to such shares of Common Stock, as a stockholder of the Company, for as long as the Grantee holds such shares.
VII
DIVIDENDS
     Prior to vesting of the Restricted Stock Units, subject to the following, the Grantee shall be entitled to receive all dividends and other distributions paid with respect to the shares of Common Stock issuable in respect of such Restricted Stock Units. If the stockholders of the Company receive dividends paid in cash, in lieu of a cash payment, the Grantee shall automatically receive additional Restricted Stock Units equal in value to such cash dividend otherwise payable. For such purposes, the value of the number of additional Restricted Stock Units to be issued shall be deemed to equal the number of shares of Common Stock, valued at the Fair Market Value of a share of Common

Stock on the date such dividend is paid, equal in value to such cash dividend; provided, however that the Company shall not issue fractional Restricted Stock Units, and any amount that would have otherwise been payable as a fractional unit shall be paid in cash to the Grantee. If any such dividends or distributions are paid to the stockholders of the Company in shares of Common Stock, the Grantee shall receive a number of Restricted Stock Units equal to the number of shares of Common Stock the Grantee would have received if the Restricted Stock Units with respect to which the Grantee is receiving the dividend had already been settled in shares of Common Stock. In each case, any such additional Restricted Stock Units shall be subject to the same vesting requirements, payment conditions and restrictions on transferability as the Restricted Stock Units with respect to which they were distributed.
VIII
VENUE AND WAIVER OF JURY TRIAL
     The Company and the Grantee (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Central District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Orange) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section VIII shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
IX
MISCELLANEOUS
     In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     Neither the Plan nor this Agreement shall confer upon the Grantee any right with respect to continuance of service as a director with the Company, nor shall it interfere in any way with the Grantee’s right, or the Company’s right, to terminate the Grantee’s service at any time.

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
     The Grantee acknowledges that a copy of the Plan, the Plan prospectus and a copy of the Company’s most recent annual report to its stockholders has been delivered to the Grantee.
     The Plan and this Agreement shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of California, without regard to principles of conflicts of law.
     As of the date hereof, the Company has an effective registration statement on file with the Securities and Exchange Commission with respect to the offer and sale of the Restricted Stock Units and the shares of Common Stock issuable upon vesting of the Restricted Stock Units. The Company intends to maintain the effectiveness of this registration statement but has no obligation to do so. In the event the registration statement ceases to be effective, the Grantee will not be able to transfer or sell any shares of Common Stock issued to him or her upon the vesting of the Restricted Stock Units unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable.
     All questions arising under the Plan or under this Agreement shall be decided by the Administrator in its total and absolute discretion. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.
     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Agreement to be duly executed by its officers thereunto duly authorized, and the Grantee has hereunto set his or her hand as of the date first above written.

ENDOCARE, INC.

Grantee Signature
By

Title:	Address (please print):